Exhibit 99.1

Creative Medical Technology Holdings Achieves 100% Patient Enrollment in CaverstemTM Clinical Trial for Stem Cell Treatment of Erectile Dysfunction

Company on Schedule for 2018 Commercialization of its Patented CaverstemTM Procedure to Treat Erectile Dysfunction in Patients who do not Respond to Currently Available Treatments.

(August 28, 2017 - Phoenix, AZ) Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today completion of enrollment in the Company’s clinical trial assessing safety and efficacy of its CaverstemTM procedure to treat erectile dysfunction in patients who do not respond to currently available treatments. Approximately 30% of the 30,000,000 patients suffering from erectile dysfunction do not respond to drugs like Viagra, Cialis and Levitra, in part due to an underlying degeneration of the biological machinery needed to achieve erections.

“The CaverstemTM procedure, which uses the patient’s own bone marrow derived stem cells to induce arterial and venous regeneration, is an outpatient procedure able to be conducted by Urologists in their medical facilities. We are using a patient’s own cells and we do not manipulate the stem cells through the use of chemicals, growth factors or expansion and have experienced no procedure-related safety issues,” said Dr. Thomas Ichim Co-Founder and Chief Scientific Officer of Creative Medical Technology Holdings, Inc.

The clinical trial covering patients ages 18 to 80 received Institutional Review Board (IRB) approval in December 2016. The trial is sponsored by us based on our patented technology and is conducted by Dr. Jacob Rajfer, Principal Investigator and Los Angeles Biomedical Institute at Harbor – UCLA Hospital in Torrance, CA.

“I am pleased with the expedience and efficiency at which enrollment was reached. As someone who regularly sees patients suffering from treatment non-responsive erectile dysfunction, I am excited to see the development of a novel approach to treating this condition using the patient’s own natural regenerative processes,” said Dr. Alexander Gershman, member of the Company’s Scientific Advisory Board and Director of Institute of Advanced Urology at the Cedars-Sinai Medical Tower; Director of Urologic Laparoscopy in the Division of Urology, Harbor-UCLA Medical Center.”

“We are very fortunate to work with the expert team at Los Angeles Biomedical Institute - UCLA/Harbor Hospital who have done an outstanding job with subject recruitment, screening, treatment and follow-up. We firmly believe that we are on schedule for commercialization of the Caverstem TM procedure through publication and presentation of trial results, marketing, licensing, training and sales in 2018,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939